Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Sono-Tek Corporation of our report dated May 25, 2016, relating to the financial statements of Sono-Tek Corporation, which appear in its Annual Report on Form 10-K for the years ended February 29, 2016 and February 28, 2015.

s/ Liggett & Webb, P.A

New York, New York

March 7, 2017